Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Year End 2018 Results

Irvine, CA, March 14, 2019 -- Impac Mortgage Holdings, Inc. (NYSE American: IMH) (the Company) announces the financial results for the quarter and year ended December 31, 2018.

For the fourth quarter of 2018, the Company reported a net (loss) of $(6.4) million, or $(0.31) per diluted common share, and adjusted operating (loss) of $(10.3) million, or $(0.49) per diluted common share, as compared to a net (loss) of $(44.9) million, or $(2.14) per diluted common share, and adjusted operating (loss) of $(30.8) million, or $(1.47) per diluted common share, for the fourth quarter of 2017.

For the year ended December 31, 2018, the Company reported a net (loss) of $(145.4) million, or $(6.92) per diluted common share, and adjusted operating (loss) of $(21.4) million, or $(1.02) per diluted common share, as compared to a net (loss) of $(31.5) million, or $(1.62) per diluted common share, and adjusted operating (loss) of $(28.6) million or $(1.47) per diluted common share, for the year ended December 31, 2017.

Adjusted operating income (loss), excluding the changes in contingent consideration and impairment charges (adjusted operating income (loss)) is not considered an accounting principle generally accepted in the United States of America (non-GAAP) financial measurement; see the discussion and reconciliation on non-GAAP financial measures further below.

Results of Operations	For the Three Months Ended			For the Year Ended
(in thousands, except share data)	December 31,	September 30,	December 31,	December 31,	December 31,
(unaudited)	2018	2018	2017	2018	2017
Revenues:
Gain on sale of loans, net	$12,854	$13,673	$19,545	$66,750	$136,147
Servicing fees, net	7,807	10,124	8,327	37,257	31,902
Loss on mortgage servicing rights, net	(6,303)	(5,192)	(17,721)	(3,625)	(35,880)
Real estate services fees, net	1,192	711	1,364	4,327	5,856
Other	15	71	140	291	680
Total revenues	15,565	19,387	11,655	105,000	138,705
Expenses:
Personnel expense	13,661	16,061	20,294	64,143	89,647
Business promotion	3,854	4,351	9,532	26,936	40,276
General, administrative and other	8,323	7,897	12,580	35,339	37,424
Intangible asset impairment	—	4,897	—	18,347	—
Goodwill impairment	—	29,925	351	104,587	351
Accretion of contingent consideration	—	—	109	—	2,058
Change in fair value of contingent consideration	—	—	(2,273)	—	(13,326)
Total expenses	25,838	63,131	40,593	249,352	156,430
Operating loss:	(10,273)	(43,744)	(28,938)	(144,352)	(17,725)
Other income (expense):
Net interest income	540	411	1,253	2,517	4,343
Loss on extinguishment of debt	—	—	—	—	(1,265)
Change in fair value of long-term debt	3,281	(785)	(292)	3,978	(2,949)
Change in fair value of net trust assets	687	(1,315)	(365)	(2,549)	6,213
Total other (expense) income	4,508	(1,689)	596	3,946	6,342
Net loss before income taxes	(5,765)	(45,433)	(28,342)	(140,406)	(11,383)
Income tax expense	676	12	16,563	5,004	20,138
Net loss	$(6,441)	$(45,445)	$(44,905)	$(145,410)	$(31,521)
Other comprehensive loss:
Change in fair value of instrument specific credit risk	(1,201)	25	—	(3,141)	—
Total comprehensive loss	$(7,642)	$(45,420)	$(44,905)	$(148,551)	$(31,521)

Diluted weighted average common shares	21,116	21,071	20,949	21,026	19,438
Diluted loss per share	$(0.31)	$(2.16)	$(2.14)	$(6.92)	$(1.62)

Net loss for 2018 increased due to a decline in revenue from gain on sale of loans, net as a result of a decrease in origination volumes as well as a reduction in margins.  Gain on sale margins decreased by 17 basis points (bps) to 174 bps in 2018 as compared to 191 bps in 2017 reflecting margin compression resulting from the historically low interest rate environment, in which we were able to generate larger volume with wider gain on sale margins. Despite the increase in net loss for the year, adjusted operating loss decreased due to a reduction in operating expenses during the year as a result of our repositioning and right sizing of the business.

During the fourth quarter of 2018, net loss increased due to a decline in revenue from gain on sale of loans, net as a result of a decrease in origination volumes.  However, gain on sale margins increased by 85 bps to 203 bps in the fourth quarter of 2018 as compared to 118 bps in the fourth quarter of 2017, reflecting margin growth as a result of an increase in NonQM origination volume.  Despite the increase in net loss for the fourth quarter of 2018, adjusted operating loss decreased due to a reduction in operating expenses during the fourth quarter of 2018 as a result of our repositioning and right sizing of the busines

Personnel expense decreased $25.5 million to $64.1 million for the year ended December 31, 2018. The decrease is primarily related to a reduction in commission expense due to a decrease in loan originations as well as staff reductions throughout 2018.  As a result of the reduction in loan origination volumes, we continue to reduce overhead to more closely align staffing levels to origination volumes in the current economic environment. As a result of the staff reductions throughout 2018 which have continued into 2019, average headcount decreased 24% in 2018 as compared to the same period in 2017.  Offsetting the decrease in personnel expense was $2.2 million in severance costs associated with the restructuring of the staff and executive management team.

Personnel expense decreased $6.6 million to $13.7 million for the three months ended December 31, 2018 as compared to the same period in 2017.

Servicing Portfolio Data (in millions)	As of December, 2018	As of September 30, 2018	% Change	As of December, 2017	% Change
Mortgage Servicing Portfolio (UPB)	$6,218.1	$16,789.5	-63%	$16,330.1	-62%
Mortgage Servicing Rights	$64.7	$181.0	-64%	$154.4	-58%

			%		%
	Q4 2018	Q3 2018	Change	Q4 2017	Change
Servicing Fees, Net	$7.8	$10.1	-23%	$8.3	-6%

At December 31 2018, the mortgage servicing portfolio decreased to $6.2 billion as compared to $16.3 billion at December 31, 2017. The decrease was due to a shift in strategy during the third and fourth quarters of 2018 to direct our efforts on repositioning the Company by focusing on our core NonQM lending business and strengthen our liquidity position. Previously, the Company had indicated that it may selectively sell MSR’s on a flow or bulk basis if it determines that the market value exceeds the economic value.  During 2018, the mortgage servicing portfolio decreased approximately $10.1 billion as we completed two servicing sales of approximately $10.5 billion in UPB of FNMA and GNMA mortgage servicing rights during the fourth quarter, generating net proceeds of approximately $113.0 million, net of deal costs.  Proceeds from the MSR sales were used to pay down the MSR financing and certain high cost warehouse borrowings, and to be earmarked for investment in subordinate bonds from NonQM securitizations.  Partially offsetting the decrease in UPB of the servicing portfolio was $2.4 billion in servicing retained loan sales during 2018.

As a result of the servicing sales in the fourth quarter of 2018, delinquencies within the servicing portfolio decreased to 0.25% for 60+ days delinquent as of December 31, 2018 as compared to 0.81% as of December 31, 2017.

For the year ended December 31, 2018, loss on MSRs was $3.6 million compared to $35.9 million in the comparable 2017 period. For the year ended December 31, 2018, we recorded a $28.8 million gain from a change in fair value of MSRs primarily the result of mark-to-market changes related to an increase in interest rates resulting in a reduction in prepayment speeds as well as realized gains due to the market value of our MSR sales which were in excess of our economic value.  Partially offsetting the increase in fair value was a decrease associated with $9.8 million and $15.2 million in scheduled and voluntary prepayments, respectively.  For the year ended December 31, 2018, we had $5.9 million of deal costs associated with the $10.5 billion UPB of mortgage servicing sales in the fourth quarter.  Additionally, we also had $1.4 million in realized and unrealized losses from hedging instruments related to MSRs.  The servicing portfolio generated net servicing income of $37.3 million and $31.9 million for the years ended December 31, 2018 and 2017, respectively.

Origination Data (in millions)	Q4 2018	Q3 2018	% Change	Q4 2017	% Change
Retail Originations	$318.5	$432.7	-26%	$932.3	-66%
Correspondent Originations	$64.4	$200.6	-68%	$467.0	-86%
Wholesale Originations	$249.2	$219.9	13%	$254.5	-2%
Total Originations	$632.1	$853.2	-26%	$1,653.8	-62%

	YE 2018	YE 2017	% Change
Retail Originations	$1,842.2	$4,611.5	-60%
Correspondent Originations	$1,119.5	$1,420.4	-21%
Wholesale Originations	$877.9	$1,079.8	-19%
Total Originations	$3,839.6	$7,111.7	-46%

	YE 2018	YE 2017	% Change
Retail NonQM Originations	$337.5	$282.6	19%
Correspondent NonQM Originations	$222.1	$127.9	74%
Wholesale NonQM Originations	$741.3	$480.7	54%
Total NonQM Originations	$1,300.9	$891.2	46%

During the year ended 2018, total originations decreased 46% to $3.8 billion as compared to $7.1 billion in 2017.  Retail originations continued to be the largest channel of originations, representing 48%, or $1.8 billion of total originations in 2018.  Despite the 46% decrease in originations in 2018, our third party origination channels (TPO) (Correspondent and Wholesale) only decreased 20%.  TPO originations were $2.0 billion in 2018, which represented 52% of total originations, as compared to $2.5 billion and 35% of total originations in 2017.

For the fourth quarter of 2018, our total originations decreased to $0.6 billion, a 62% decrease as compared to $1.7 billion for the fourth quarter of 2017.  The decrease in originations from 2017 was a result of higher interest rates into the fourth quarter of 2018 as compared to the historically low interest rate environment the previous year, causing a sharp drop in refinance volume.

In the fourth quarter of 2018, the origination volume of NonQM loans increased to $397.4 million, or 63% of total originations, as compared to $235.0 million, or 14% of total originations in the fourth quarter of 2017.  For the year ended December 31, 2018, the origination volume of NonQM loans increased to $1.3 billion, or 34% of total originations, as compared to $891.2 million, or 13% of total originations in 2017.  In 2018, the retail channel accounted for 26% of NonQM originations while the TPO channels accounted for 74% of NonQM production.  In 2017, the retail channel accounted for 32% of NonQM originations, while the TPO channels accounted for 68% of NonQM production.

For 2018, our NonQM origination volume had an average FICO of 725 and a weighted average LTV of 68%.

Summary Balance Sheet	December 31,	December 31,
(in thousands, except per share data)	2018	2017
ASSETS
Cash	$23,200	$33,223
Mortgage loans held-for-sale	353,601	568,781
Finance receivables	—	41,777
Mortgage servicing rights	64,728	154,405
Securitized mortgage trust assets	3,165,590	3,670,550
Goodwill and intangibles	—	126,169
Loans eligible for repurchase from Ginnie Mae	204	47,697
Other assets	40,620	39,098
Total assets	$3,647,943	$4,681,700

LIABILITIES & STOCKHOLDERS' EQUITY
Warehouse borrowings	$284,137	$575,363
Debt	69,841	105,089
Securitized mortgage trust liabilities	3,148,215	3,653,265
Loans eligible repurchase from Ginnie Mae	204	47,697
Contingent consideration	—	554
Other liabilities	35,371	34,585
Total liabilities	3,537,768	4,416,553
Total stockholders' equity	110,175	265,147
Total liabilities and stockholders’ equity	$3,647,943	$4,681,700

Book value per share	$5.22	12.66
Tangible book value per share	$5.22	6.43

Mr. George A. Mangiaracina, Chairman and CEO of Impac Mortgage Holdings, Inc., stated, “Housing and interest rate headwinds, coupled with the effects of seasonality, continued to present a challenging origination environment for the residential mortgage industry in the 4th Quarter of 2018.   Obviously, Impac is not immune from the competitive pressures that accompany a contracting addressable market, and our financial results reflect that.  However, we continue to be encouraged by the demonstrable progress we’ve achieved with respect to our alternative credit product offering, Non-QM, which accounted for $1.3 billion in 2018 originations, a 46% increase over 2017 levels.  In 2018, we traded out of non-core MSR assets at favorable market levels, and began to redeploy the resulting liquidity and capital to our Non-QM franchise. In 2019, we will continue to build upon this momentum and further our competitive advantage in the higher margin alternative credit product segment of the market.”

Non-GAAP Financial Measures

Net loss includes certain fair value adjustments, which are non-cash items and are not related to current operating results.  Adjusted operating (loss) income, which excludes changes in contingent consideration and impairment of goodwill and intangible assets, is considered a non-GAAP financial measurement.  Although we are required by GAAP to record these fair value adjustments, management believes adjusted operating (loss) income is more useful to discuss the ongoing and future operations of the Company, shown in the table below:

	For the Three Months Ended			For the Year Ended
Adjusted Operating Income (Loss)	December 31,	September 30,	December 31,	December 31,	December 31,
(in thousands, except share data)	2018	2018	2017	2018	2017
Net loss:	$(6,441)	$(45,445)	$(44,905)	$(145,410)	$(31,521)
Total other (income) expense	(4,508)	1,689	(596)	(3,946)	(6,342)
Income tax expense	676	12	16,563	5,004	20,138
Operating loss:	$(10,273)	$(43,744)	$(28,938)	$(144,352)	$(17,725)
Intangible asset impairment	—	4,897	—	18,347	—
Goodwill impairment	—	29,925	351	104,587	351
Accretion of contingent consideration	—	—	109	—	2,058
Change in fair value of contingent consideration	—	—	(2,273)	—	(13,326)
Adjusted operating loss	$(10,273)	$(8,922)	$(30,751)	$(21,418)	$(28,642)

Diluted weighted average common shares	21,116	21,071	20,949	21,026	19,438
Diluted adjusted operating loss per share	$(0.49)	$(0.42)	$(1.47)	$(1.02)	$(1.47)

This release contains operating (loss) income, excluding changes in contingent consideration and impairment of goodwill and intangible assets and per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Adjusted operating (loss) income and adjusted operating (loss) income per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted earnings per share (EPS) prepared in accordance with GAAP.  The table below shows operating loss per share excluding these items:

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Diluted loss per share	$(0.31)	$(2.16)	$(2.14)	$(6.92)	$(1.62)
Adjustments:
Total other (income) expense (1)	(0.21)	0.08	(0.03)	(0.18)	(0.33)
Income tax expense	0.03	0.01	0.78	0.24	1.04
Intangible asset impairment	—	0.23	—	0.87	—
Goodwill impairment	—	1.42	0.02	4.97	0.02
Accretion of contingent consideration	—	—	0.01	—	0.11
Change in fair value of contingent consideration	—	—	(0.11)	—	(0.69)
Diluted adjusted operating loss per share	$(0.49)	$(0.42)	$(1.47)	$(1.02)	$(1.47)

(1)         Except for when anti-dilutive, convertible debt interest expense, net of tax is included for calculating diluted EPS and is excluded for purposes of reconciling GAAP diluted EPS to non-GAAP diluted adjusted operating (loss) income per share.

Conference Call

The Company will hold a conference call on March 15, 2019, at 6:00 a.m. Pacific Time (9:00 a.m. Eastern Time) to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560 conference ID number 7192506, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company's web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially” ”appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” “desire,” or similar terms or variations on those terms or the negative of those terms. The forward-looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  successful development, marketing, sale and financing of new and existing financial products; expansion of NonQM loan originations and conventional and government-insured loan programs; ability to successfully diversify our loan products; ability to successfully sell loans to third-party investors; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; performance of third-party sub-servicers; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity and satisfy financial covenants requirements; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations; and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, SVP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com or www.impaccompanies.com